Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
1-800 CONTACTS, INC.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-61205, 333-96765, 333-118730 and 333-136010) on Form S-8 of 1-800 CONTACTS, INC. of our reports dated March 14, 2007, with respect to the consolidated balance sheets of 1-800 CONTACTS, Inc. as of December 31, 2005 and December 30, 2006 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the fiscal years in the three-year period ended December 30, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006, and the effectiveness of internal control over financial reporting as of December 30, 2006, which reports appear in the December 30, 2006 Annual Report on Form 10-K of 1-800 CONTACTS, INC.

Our report dated March 14, 2007 on the consolidated financial statements, refers to a change in method of accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006.

Salt Lake City, Utah
March 14, 2007